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

------------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                |---------------------------
 F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |---------------------------
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: December 31, 2001|
    to Section 16.                                                                                      |Estimated average burden  |
[ ] Form 3 Holdings Reported                                                                           |hours per response.....1.0|
[ ] Form 4 Transactions       Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ---------------------------
           Reported             Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
- ----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Preston                   David           |Vermont Pure Holdings, LTD (Amex: VPS           |                                      |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
| 67 Marlborough St                      |  (Voluntary)          |                        |                                        |
|                                        |                       | November 2002          |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |       n/a             |  Original (Month/Year) |   (Check Applicable Line)              |
| Boston        MA           02116       |                       |                        |                                        |
|                                        |                       |        n/a             | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|

|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |         |                |    |         |   12,000        | D  |    N/A             |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|


Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).




                                                                                                                     PAGE:  1 OF 2



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

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------

|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.65    |Nov. |  A      |   5,000  |          |Nov. |Nov. |Common    | 5,000    |          |  5,000   | D  |  N/A     |
|Stock     |         |01,  |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |2001 |         |          |          |2002 |2011 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$4.98    |     |         |          |          |Jan. |Jan. |Common    | 5,000    |          |  5,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2003 |2012 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.00    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          |  5,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |01,  |01,  |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2001 |2010 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.62    |     |         |          |          |June |June |Common    |10,000    |          | 10,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |26,  |26   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2002 |2011 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$2.81    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          |  5,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2000 |2009 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.13    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          |  5,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |1999 |2008 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$2.50    |     |         |          |          | (1) |July |Common    |30,000    |          | 30,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |     |24,  |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |     |2006 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$2.50    |     |         |          |          |Sept |Sept |Common    |22,000    |          | 22,000   | D  |  N/A     |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |1995 |2004 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|

(1) Vest in equal installments on July 24,1997-1999



Explanation of Responses:





**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




/s/ Bruce S. MacDonald
______________________________________
    Bruce S. MacDonald

Date November 5, 2002


 **Signature of Reporting Person



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-97)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF 2





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